Exhibit 4.3

(2014) No. (DB2099) for Credit, Security & Mortgage

Counter-Security Contract (Mortgage)

Date of Contract:

This Counter-Security Contract (hereinafter referred to as “the Contract”) is made and entered into by and between:

Daqing Borun Bio-technology Co., Ltd, whose principal place of business is at Jubao Village, Zhusan Town, Datong District, Daqing, the mortgagor who is duly represented by Wang Jinmiao and whose telephone number is                (hereinafter referred to as “Party A”); and

Industrial and Commercial Guaranty of Daqing Co., Ltd, whose principal business is at No. 2, Wenhua Street, New Dongfeng Village, Sartu District, Daqing, the mortgagee who is duly represented by Liu Xueli and whose telephone number is               (hereinafter referred to as “Party B”).

(Individually “Party” or collectively “Parties”)

Whereas

(A)       The Parties expect to ensure the implementation of the Contract of Loan Borrowed by xx Company (No. 23060500-2014-QY0021,hereinafter referred to as the “Loan Contract”) and the implementation of the Contract of Guaranty (No. 23060500-2014-QY0009 for guaranty) (hereinafter referred to as “the Contract of Guaranty”); and

(B)       The Parties wish to give clear definition to rights and obligations hereunder.

Therefore, the two Parties agree as follows on the basis of equal and friendly consultations:

1.              In no case should the conclusion of this Contract impose any impact on the recourse right that Party B enforces against the debtor for fulfillment of the obligation of money payment in accordance with applicable laws and regulations.

2.              Party B offers suretyship guaranty in accordance with the Contract of Guaranty for the loan amounting to CNY TWENTY NINE MILLION ONLY (￥29,000,000) borrowed by the debtor from the Agricultural Development Bank of China. The loan shall remain valid for the period from the eleventh day of November of 2014 to the tenth day of November of 2016.

Party A voluntarily provides the debtor with mortgage as counter-security for the loan described above.

Industrial and Commercial Guaranty of Daqing Co., Ltd.

3.              Party A agrees to offer the counter-security as set forth by mortgaging the equipment (see the list of mortgaged property or certificate of registration).

The property that Party A provides for mortgage hereunder includes manufacturing facilities, raw materials, semi-finished products and manufactured goods that Party A owns at present and will own in the future.

4.              The mortgaged property hereunder is valued at CNY eighty-seven million four hundred and forty thousand and is mortgaged for the amount of CNY TWENTY EIGHT MILLION EIGHT HUNDRED AND FIFTY THOUSAND(￥28,850,000) in a percentage of thirty three (33%).

The value of the mortgaged property set forth shall be used only for reference to which the Contract is signed, and the ultimate value thereof shall be determined by the net proceeds yielding from the disposal of the mortgaged property when the right of mortgage is exercised. The mortgagor shall liquidate the debt that the debtor owes with all net proceeds arising from the disposal of the mortgaged property.

5.              The mortgage guaranty offered by Party A covers the full suretyship liability that Party B undertakes under the Contract of Guaranty and the liability for breach of contract that the debtor undertakes to Party B in accordance with the Contract of Commissioned Security (or the Agreement of the Performance of the Contract of Guaranty), including but without limitation the principal of the loan and interest, compound interest and default interest thereon, default fine, damages and expenses for enforcing the claim. The “expenses for enforcing the claim” that Party B spends shall include but not limited to fees of collection, litigation fees, payment for the lawyers, as well as fees spent for preservation, public announcement, compulsory execution, business trip, assessment, auction and service, etc.

6.              Party A hereby makes representations and warrants as follows:

(1)         Party A has legal title to the mortgaged property or is fully entitled to disposal of such mortgaged property according to law;

(2)         if the mortgaged property is jointly owned by Party A and other owners, the consent of all the other joint owners has been acquired;

(3)         the mortgaged property has no defect and has not been sealed, detained,, supervised, pledged, mortgaged, and there is no dispute and litigation (arbitration) arising from or in connection with the mortgaged property;

(4)         all the formalities for examination and approval in connection with the mortgage have been finished, and all necessary authorizations have been acquired; and

Industrial and Commercial Guaranty of Daqing Co., Ltd.

(5)         all the documents and files offered in connection with the mortgage are true and accurate, complete and valid.

7.              Method and liability of custody of the mortgaged property are set as follows:

Unless otherwise agreed, Party A shall store and keep the mortgaged property properly on its own and, during the period of the mortgage, and be liable for repairing, maintaining and keeping the good condition thereof and accepting the check and examination executed by Party B at any time.

Where the value of the mortgaged property under the custody of Party A declines, loses or destructs and therefore damages the interest of Party B, Party A shall promptly inform Party B of such circumstance and Party B has right to ask Party A to provide security corresponding to the amount of the lost value. Under general circumstances the notice shall be made within three (3) working days after the occurrence of such circumstance and shall become effective provided that Party A acquires written reply from Party B that bears the signature of the statutory representative on behalf of Party B and the seal of Party B. Any default of such reply from Party B shall constitute the failure of Party A in fulfilling the obligation of notification and the breach of this Contract committed by Party A.

8.              Where Party A’s acts cause the value of the mortgaged property declined during the period of the mortgage, Party A shall, within ten (10) days after the occurrence of such event, restore the original value of the mortgaged property or provide security corresponding to the amount of the lost value.

9.              During the term of the Contract, Party A may not sell out the mortgaged property or give it as a gift; any relocation, lease, conveyance, remortgage and transfer in any other manner of the mortgaged property conducted by Party A shall acquire written approval from Party B.

10.       Party A may transfer the mortgaged property during the period of the mortgage, provided that such transfer is approved within the written consent of Party B and takes place under the supervision of the staff from Party B. The proceeds yielding from the transfer of the mortgaged property shall be used as follows:

(1)         Being deposited to the account as appointed by Party B, and in no case should Party A make any use of such proceeds within the period of the mortgage;

(2)         Being used to repay the loan in advance if the debtor agrees to do so.

11.       Party A shall go through formalities for registration of the mortgaged property. Fees and expenses arising from notarization, authentication, insurance, accreditation, registration, transport, custody and deposition hereunder shall be borne by Party A.

Industrial and Commercial Guaranty of Daqing Co., Ltd.

12.       Where Party A is divided or merged during the term hereof, the entity that exists or survives following such division or merger shall bear the obligations that Party A undertakes hereunder in full or respectively. In case that Party A is declared to be dissolved or bankrupt, Party B shall be entitled to dispose the mortgaged property in advance.

13. Party B shall be entitled to exercise its right as the mortgagee in any of the following cases:

(1)         The debtor fails to repay the loan as agreed under the Loan Contract when the term of repayment set therein expires or the term extended as agreed becomes mature.

(2)         The debtor is declared bankrupt, closes out, dissolves, and has been asked to suspend business for internal rectification or has its business license suspended or revoked.

(3)         Where the debtor’s business operation has seriously deteriorated, or there are circumstances under which the debtor becomes or may become unable to repay the debt, Party B shall be entitled to ask the debtor to repay the principal of the loan and interest thereon or to ask Party A to enforce the right of mortgage immediately, and Party A shall provide coordination and cooperation for this purpose.

(4)         Party A fails to offer any other security as agreed hereunder.

(5)         Where there are other counter-securities over the guaranty offered by Party B to the debtor (including but not limited to guaranty, mortgage, pledge and security of any other form), Party A agrees that Party B may waive a part of the interest of such counter-security or its placement in the sequence of the counter-security interest (including the circumstance under which the property of such counter-security is offered by the debtor), and Party B may make an agreement with any mortgagor/pledgor (including the circumstances where such mortgagor/pledgor is the debtor) to alter the sequence of counter-security interest and the amount of the debt secured. Notwithstanding the above-mentioned activities that Party B has done, Party A is willing to undertake all responsibilities arising from the counter-security as required hereunder.

(6)         Where the debtor fails to liquidate the loan within the period as specified in the Loan Contract, after the repayment is made by Party B in place of the debtor, Party A shall, of its own will, authorize Party B to entrust auction house with appraisal, auction and selling of the mortgaged property hereunder, and such authorization shall be irrevocable and attach no strings. Any and all proceeds yielding therefore shall be firstly used to repay Party B the amount it pays in place of the debtor and interest, compound interest and default interest thereon, default fine, damages, as well as expenses for enforcing the right of mortgage.

Industrial and Commercial Guaranty of Daqing Co., Ltd.

In the course of auction or selling of the mortgaged property, Party A shall offer proactive coordination to the auction house to go through all necessary formalities. For the purpose of successful transfer of the mortgaged security, Party A hereby authorizes Party B to go through formalities to change the ownership of the mortgaged property.

If the proceeds from the disposal of the mortgaged property do not cover the repayment of the principal of the loan and interest thereof and other expenses, Party B shall have the right of recourse for the shortfall; if such proceeds exceed the amount of the principal of the loan and interest thereof, Party B shall refund Party A the balance.

14.                               Party A shall give written notice to Party B about:

(1)         any change of the operation mechanism adopted by Party A, including contracting, leasing, joint business operation, merger (or acquisition), division, transformation into joint-stock system, incorporation of joint-venture (or cooperating) with foreign individuals or institutions, and increment or reduction of registered capital, etc;

(2)         any money-based dispute or litigation in which that Party A is involved, or any compulsory measures that are undertaken against the assets owned by Party A;

(3)         any dispute arising from or in connection with the mortgaged property;

(4)         the circumstances under which Party A goes bankrupt, closes out, dissolves, has been asked to suspend business for internal rectification or has its business license suspended or revoked;

(5)         any change of the business place, telephone or statutory representative of Party A; and,

(6)         any change of the shareholders of Party A under its corporation limited structure.

Party A shall inform Party B in writing form of the event set forth in the preceding paragraphs (1) and (6) thirty (30) days in advance, or of the event in preceding paragraph (5) within seven (7) days after the occurrence of the event, and shall give prompt written notice to Party B about any other event described in the preceding paragraphs.

Industrial and Commercial Guaranty of Daqing Co., Ltd.

15. Discharge of the Right of Mortgage: where the debtor to the Loan Contract repays the principal of the loan and interest thereon as agreed therein or ahead of the schedule set forth therein, the right of mortgage shall be discharged and Party B shall return the property and document of title thereof it keeps to Party A.

16. Where the debtor and the lending bank agree to extend the term of the Loan Contract after this Contract comes into effect, a written approval from Party B shall be acquired in advance, or otherwise Party B shall bear no liability for guaranty. The term of the Contract shall extend corresponding to the period of the Loan Contract extended by the debtor and the lending bank hereunder, and Party A shall change the registration details at the registry if it is necessary.

Where the date on which the loan is actually lent is not the day specified hereunder, the date on which the loan is actually lent shall prevail.

17. Neither Party A nor Party B shall make amendment to or discharge the Contract after it becomes effective, unless such amendment or discharge is agreed by the Parties in writing form on the basis of consultations.

18. During the period of the security offered by Party B to the debtor, Party A shall submit financial statements to Party B on a monthly basis. Failure of fulfillment of this obligation for two (2) consecutive months shall be considered the breach of the Contract committed by Party A.

19. Liability for Breach of Contract

(1)         In case that Party A conceals the fact that the mortgaged property is under joint ownership or in dispute, has been mortgaged or pledged, gets involved in litigation (arbitration), or has been sealed up, detained or supervised, or if Party A fails to honor the Contract as agreed hereunder, Party A shall pay Party B the default fine equaling to twenty percent (20%) of the amount of the loan, compensate any loss that Party B suffers from the breach of the Contract if such loss exceeds the amount of the default fine, and offer security otherwise as required by Party B.

(2)         Where Party A disposes the mortgaged property without permission or authorization, such disposal shall be invalid. Under this circumstance, Party A shall pay default fine and compensate loss arising therefore in accordance with the Contract, or give security as required by Party B, and Party B may ask Party A to restore the mortgaged property to its original state depending on the circumstances.

Industrial and Commercial Guaranty of Daqing Co., Ltd.

(3)         Party B shall have right to report any breach of the Contract committed by Party A to authorities or departments concerned and disclose such breach or give public announcement for collection on news media including newspaper, radio, television and the internet.

20. Miscellaneous agreed by the Parties:

(1)         The mortgage period hereof shall commence from the eleventh day of November of 2014 and expire on the tenth day of November of 2018.

(2)                                                                                                                                  .

(3)                                                                                                                                  .

21. Dispute Settlement

Any dispute arising from the implementation of the Contract shall be settled by the Parties through consultations or mediation. If an agreement could not be reached over the dispute, then both Parties agree to submit the dispute to the court which has the jurisdiction over the matter at the place where Party B is located.

22. The Contract shall become effective upon it is signed or stamped by statutory representatives of the Parties or by proxies for such statutory representatives and affixed with seals of the Parties, and shall remain valid until all the debts that the debtor owes are liquidated.

23. The Contract shall be signed in        counterparts, each of which shall have equally binding force.

Party A (seal):	Party B (seal):

Seal of Daqing Borun Bio-technology Co.,	Seal for Contract, Industrial and Commercial

Ltd	Guaranty of Daqing Co., Ltd

Signed/Stamped by Statutory Representative	Signed/Stamped by Statutory Representative

Wang Jinmiao	Liu Xueli

(or the proxy as authorized)	(or the proxy as authorized)